Exhibit 99.1

ONEMAIN HOLDINGS, INC. REPORTS SECOND QUARTER 2026 RESULTS
–2Q 2026 Diluted EPS of $1.32
–2Q 2026 C&I adjusted diluted EPS of $1.31
–2Q 2026 Managed receivables of $26.9 billion
–Declared quarterly dividend of $1.05 per share

New York, NY, July 29, 2026 - OneMain Holdings, Inc. (NYSE: OMF), the leader in offering nonprime consumers responsible access to credit, today reported pretax income of $196 million and net income of $152 million for the second quarter of 2026, compared to $214 million and $167 million, respectively, in the prior year quarter. Earnings per diluted share were $1.32 in the second quarter of 2026, compared to $1.40 in the prior year quarter.

On July 29, 2026, OneMain declared a quarterly dividend of $1.05 per share, payable on August 14, 2026, to record holders of the Company's common stock as of the close of business on August 10, 2026.

During the quarter, the Company repurchased approximately 576 thousand shares of common stock for $32 million.

“We delivered another strong quarter with disciplined underwriting, continued innovation and strong execution across the business,” said Doug Shulman, Chairman and CEO of OneMain. “Growth across all of our products, improving credit performance and our industry leading balance sheet position OneMain to deliver profitable growth and attractive returns going forward.”

The following segment results are reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Consumer and Insurance Segment (“C&I”)

C&I adjusted pretax income was $201 million and adjusted net income was $151 million for the second quarter of 2026, compared to $231 million and $173 million, respectively, in the prior year quarter. Adjusted earnings per diluted share were $1.31 for the second quarter of 2026, compared to $1.45 in the prior year quarter.

Management runs the business based on capital generation, which it defines as C&I adjusted net income excluding the after-tax change in C&I allowance for finance receivable losses while still considering the current period C&I net charge-offs. Capital generation was $229 million for the second quarter of 2026, compared to $222 million the prior year quarter. The increase was driven by receivable growth and yield improvement, partially offset by higher net charge-offs in the current quarter compared to the prior year period.

Managed receivables, which includes loans serviced for our whole loan sale partners and auto finance loans originated by third parties, were $26.9 billion at June 30, 2026, up 7% from $25.2 billion at June 30, 2025.

Consumer loan originations totaled $4.3 billion in the second quarter of 2026, up 10% from $3.9 billion in the prior year quarter.

Total revenue, comprising interest income and total other revenue, was $1.6 billion in the second quarter of 2026, up 6% from $1.5 billion in the prior year quarter. Interest income in the second quarter of 2026 was $1.4 billion, up 6% from $1.3 billion in the prior year quarter. The increase was driven by receivables growth and improved portfolio yield.

Interest expense was $326 million in the second quarter of 2026, up 3% from $317 million in the prior year quarter, due to an increase in average debt to support our receivables growth.

The provision for finance receivable losses was $610 million in the second quarter of 2026, up from $511 million compared to the prior year period. During the second quarter of 2026, the allowance for finance receivable losses increased $104 million driven by receivables growth.

C&I Select Delinquency and Loss Ratios	June 30, 2026	March 31, 2026	June 30, 2025

Consumer loans:
30+ delinquency ratio	5.17%	5.37%	5.17%
90+ delinquency ratio	2.15%	2.53%	2.12%
30-89 delinquency ratio	3.02%	2.84%	3.05%
Net charge-offs	7.77%	8.02%	7.19%

Operating expense for the second quarter of 2026 was $439 million, up 6% from $415 million in the prior year quarter reflecting receivable growth and strategic investments in the business.

Funding and Liquidity

As of June 30, 2026, the Company had principal debt balances outstanding of $23.1 billion, 52% of which was secured. The Company had $567 million of cash and cash equivalents, which included $171 million of cash and cash equivalents held at regulated insurance subsidiaries or for other operating activities that are unavailable for general corporate purposes.

Cash and cash equivalents, together with the Company’s $1.0 billion of undrawn committed capacity from an unsecured corporate revolver, $6.5 billion of undrawn committed capacity under revolving conduit facilities and credit card variable funding note facilities, and $11.6 billion of unencumbered receivables, provides significant liquidity resources.

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss the Company's results, outlook, and related matters at 9:00 am Eastern Time on Wednesday, July 29, 2026. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 877-407-0792 (U.S. domestic) or 201-689-8263 (international), and using conference ID 13761044, or via a live audio webcast through OneMain’s investor relations website at http://investor.onemainfinancial.com. For those unable to listen to the live broadcast, a replay will be available on the website after the event. An investor presentation will be available on OneMain's investor relations website prior to the start of the conference call.

About OneMain Holdings, Inc.

OneMain Financial (NYSE: OMF) is the leader in offering nonprime consumers responsible access to credit and is dedicated to improving the financial well-being of hardworking Americans. We empower our customers to solve today’s problems and reach a better financial future through personalized solutions across 48 states, available online and in more than 1,300 locations. OneMain is committed to making a positive impact on the people and the communities we serve. For additional information, please visit www.OneMainFinancial.com.

Use of Non-GAAP Financial Measures

We report the operating results of Consumer and Insurance using the Segment Accounting Basis, which (i) reflects our allocation methodologies for interest expense and operating costs, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). Consumer and Insurance adjusted pretax income (loss), Consumer and Insurance adjusted net income (loss), and Consumer and Insurance adjusted earnings (loss) per diluted share are key performance measures used to evaluate the performance of our business. Consumer and Insurance adjusted pretax income (loss) represents income (loss) before income taxes on a Segment Accounting Basis and excludes net loss resulting from repurchases and repayments of debt, restructuring charges, and other items and strategic activities. We believe these non-GAAP financial measures are useful in assessing the profitability of our segment.

We also use pretax capital generation and capital generation, non-GAAP financial measures, as a key performance measure of our segment. Pretax capital generation represents Consumer and Insurance adjusted pretax income, as discussed above, and excludes the change in our Consumer and Insurance allowance for finance receivable losses in the period while still considering the Consumer and Insurance net charge-offs incurred during the period. Capital generation represents the after-tax effect of pretax capital generation. We believe that these non-GAAP measures are useful in assessing the capital created in the period impacting the overall capital adequacy of the Company. We believe that the Company’s reserves, combined with its equity, represent the Company's loss absorption capacity.

We utilize these non-GAAP measures in evaluating our performance. Additionally, these non-GAAP measures are consistent with the performance goals established in OMH’s executive compensation program. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with GAAP.

This document contains summarized information concerning the Company and its business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information see the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time, which are or will be available in the Investor Relations section of the OneMain Financial website (www.omf.com) and the SEC's website (www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “assumes,” “believes,” “can,” “continues,” “could,” “estimates,” “expects,” “forecasts,” “foresees,” “goal,” “intends,” “likely,” “objective,” “plans,” “projects,” “target,” “trend,” “remains,” and similar expressions or future or conditional verbs such as “could,” “may,” “might,” “should,” “will” or “would” are intended to identify forward-looking statements, but these words are not the exclusive means of identifying forward-looking statements.

Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events, objectives, goals, projections, strategies, performance, and future plans, and underlying assumptions and other statements related thereto. You should not place undue reliance on these forward-looking statements. By their nature, forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. Important factors that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: adverse changes and volatility in general economic conditions, including the interest rate environment and the financial markets; the sufficiency of our allowance for finance receivable losses; increased levels of unemployment and personal bankruptcies; the current inflationary environment and related trends affecting our customers; natural or accidental events such as earthquakes, hurricanes, pandemics, floods or wildfires affecting our customers, collateral, or our facilities; a failure in or breach of our information, operational or security systems or infrastructure or those of third parties, including as a result of cyber incidents, war or other disruptions; the adequacy of our credit risk scoring models; geopolitical risks, including recent geopolitical actions; adverse changes in our ability to attract and retain employees or key executives; increased competition or adverse changes in customer responsiveness to our distribution channels or products; changes in federal, state, or local laws, regulations, or regulatory policies and practices or increased regulatory scrutiny of our business or industry; risks associated with our insurance operations; the costs and effects of any actual or alleged violations of any federal, state, or local laws, rules or regulations; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority; our substantial indebtedness and our continued ability to access the capital markets and maintain adequate current sources of funds to satisfy our cash flow requirements; our ability to comply with all of our covenants; the effects of any downgrade of our debt ratings by credit rating agencies; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K filed with the SEC and in the Company’s other filings with the SEC from time to time.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. You should specifically consider the factors identified in this document that could cause actual results to differ before making an investment decision to purchase our securities. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

Forward looking statements included in this document speak only as of the date on which they were made. We undertake no obligation to update or revise any forward-looking statements, whether written or oral, to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments or otherwise, except as required by law.

OneMain Holdings, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter Ended					Fiscal Year
(unaudited, $ in millions, except per share amounts)	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	2025	2024

Interest income	$1,417	$1,387	$1,416	$1,392	$1,339	$5,455	$4,993
Interest expense	(326)	(322)	(323)	(320)	(317)	(1,272)	(1,185)
Net interest income	1,091	1,065	1,093	1,072	1,022	4,183	3,808
Provision for finance receivable losses	(610)	(465)	(542)	(488)	(511)	(1,997)	(2,040)
Net interest income after provision for finance receivable losses	481	600	551	584	511	2,186	1,768

Insurance	112	112	113	112	111	445	445
Investment	25	23	22	26	24	98	108
Gain on sales of finance receivables	16	16	14	17	17	64	23
Net loss on repurchases and repayments of debt	(1)	(3)	(1)	(39)	(21)	(67)	(34)
Other	55	49	45	47	45	180	153
Total other revenues	207	197	193	163	176	720	695

Operating expenses	(448)	(449)	(447)	(436)	(419)	(1,707)	(1,607)
Insurance policy benefits and claims	(44)	(52)	(48)	(48)	(54)	(198)	(189)
Total other expenses	(492)	(501)	(495)	(484)	(473)	(1,905)	(1,796)

Income before income taxes	196	296	249	263	214	1,001	667
Income taxes	(44)	(70)	(45)	(64)	(47)	(218)	(158)
Net income	$152	$226	$204	$199	$167	$783	$509

Weighted average number of diluted shares	115.8	117.3	118.3	119.4	119.4	119.3	120.1
Diluted EPS	$1.32	$1.93	$1.72	$1.67	$1.40	$6.56	$4.24
Book value per basic share	$29.40	$29.21	$29.01	$28.53	$27.99	$29.01	$26.74
Return on assets	2.3%	3.4%	3.0%	3.0%	2.5%	2.9%	2.0%

Change in allowance for finance receivable losses	$(104)	$46	$(50)	$(61)	$(66)	$(160)	$(194)
Net charge-offs	(506)	(511)	(492)	(427)	(445)	(1,837)	(1,846)
Provision for finance receivable losses	$(610)	$(465)	$(542)	$(488)	$(511)	$(1,997)	$(2,040)

Note:	Quarters may not sum to fiscal year due to rounding.

OneMain Holdings, Inc.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of

(unaudited, $ in millions)	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025

Assets
Cash and cash equivalents	$567	$834	$914	$658	$769
Investment securities	1,649	1,614	1,590	1,657	1,683
Net finance receivables	25,145	24,447	24,833	24,465	23,870
Unearned insurance premium and claim reserves	(792)	(771)	(791)	(783)	(764)
Allowance for finance receivable losses	(2,923)	(2,819)	(2,865)	(2,815)	(2,754)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	21,430	20,857	21,177	20,867	20,352
Restricted cash and restricted cash equivalents	738	728	699	748	742
Goodwill	1,474	1,474	1,474	1,474	1,474
Other intangible assets	279	281	282	284	285
Other assets	1,287	1,230	1,252	1,297	1,323
Total assets	$27,424	$27,018	$27,388	$26,985	$26,628

Liabilities and Shareholders’ Equity
Long-term debt	$22,769	$22,396	$22,694	$22,338	$22,053
Insurance claims and policyholder liabilities	552	566	576	578	579
Deferred and accrued taxes	16	55	35	42	18
Other liabilities	704	624	682	649	652
Total liabilities	24,041	23,641	23,987	23,607	23,302

Common stock	1	1	1	1	1
Additional paid-in capital	1,758	1,750	1,757	1,750	1,745
Accumulated other comprehensive loss	(54)	(53)	(41)	(47)	(51)
Retained earnings	2,710	2,680	2,579	2,500	2,425
Treasury stock	(1,032)	(1,001)	(895)	(826)	(794)
Total shareholders’ equity	3,383	3,377	3,401	3,378	3,326
Total liabilities and shareholders’ equity	$27,424	$27,018	$27,388	$26,985	$26,628

OneMain Holdings, Inc.
CONSOLIDATED KEY FINANCIAL METRICS (UNAUDITED)

	As of

(unaudited, $ in millions)	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025

Liquidity
Cash and cash equivalents	$567	$834	$914	$658	$769
Cash and cash equivalents unavailable for general corporate purposes	171	155	176	251	185
Unencumbered receivables	11,625	11,409	11,837	10,867	9,709
Undrawn conduit facilities	5,799	5,874	5,999	5,999	5,999
Undrawn corporate revolver	1,025	1,100	1,075	1,075	1,125
Undrawn credit card revolving variable funding note facilities	700	500	400	400	400
Drawn conduit facilities	1	1	1	1	1

Net adjusted debt	$22,200	$21,545	$21,783	$21,758	$21,297

Total Shareholders’ equity	$3,383	$3,377	$3,401	$3,378	$3,326
Accumulated other comprehensive loss	54	53	41	47	51
Goodwill	(1,474)	(1,474)	(1,474)	(1,474)	(1,474)
Other intangible assets	(279)	(281)	(282)	(284)	(285)
Junior subordinated debt	173	173	173	172	172
Adjusted tangible common equity	1,857	1,848	1,859	1,839	1,790
Allowance for finance receivable losses, net of tax *	2,192	2,114	2,149	2,111	2,065
Adjusted capital	$4,049	$3,962	$4,008	$3,950	$3,855

Net leverage (net adjusted debt to adjusted capital)	5.5x	5.4x	5.4x	5.5x	5.5x

*	Income taxes assume a 25% tax rate.

OneMain Holdings, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Quarter Ended						Fiscal Year

(unaudited, $ in millions)	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025		2025	2024

Consumer & Insurance	$194	$293	$247	$261	$211		$988	$707
Other	(1)	—	—	(2)	(1)		(4)	(1)
Segment to GAAP adjustment	3	3	2	4	4		17	(39)
Income before income taxes - GAAP basis	$196	$296	$249	$263	$214		$1,001	$667

Consumer & Insurance pretax income	$194	$293	$247	$261	$211		$988	$707
Net loss on repurchases and repayments of debt	1	3	—	39	20		65	33
Restructuring charges	5	7	1	2	—		4	29
Other (1)	1	2	2	1	—	—%	3	13
Consumer & Insurance adjusted pretax income (non-GAAP)	$201	$305	$250	$303	$231		$1,060	$782

Reconciling items (2)	$(4)	$(9)	$(1)	$(38)	$(16)		$(55)	$(114)

Consumer & Insurance	$25,157	$24,463	$24,853	$24,490	$23,901		$24,853	$23,598
Segment to GAAP adjustment	(12)	(16)	(20)	(25)	(31)		(20)	(44)
Net finance receivables - GAAP basis	$25,145	$24,447	$24,833	$24,465	$23,870		$24,833	$23,554

Consumer & Insurance	$2,925	$2,821	$2,868	$2,818	$2,758		$2,868	$2,710
Segment to GAAP adjustment	(2)	(2)	(3)	(3)	(4)		(3)	(5)
Allowance for finance receivable losses - GAAP basis	$2,923	$2,819	$2,865	$2,815	$2,754		$2,865	$2,705

Note:	Quarters may not sum to fiscal year due to rounding.
(1)	Includes strategic activities and other items.
(2)	Reconciling items consist of Segment to GAAP adjustment and the adjustments to Pretax income – segment accounting basis for C&I and Other. The adjustments to Other adjusted pretax income (loss) are not disclosed in the table above due to immateriality.

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT (UNAUDITED) (Non-GAAP)

	Quarter Ended					Fiscal Year

(unaudited, in millions, except per share amounts)	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	2025	2024

Interest income	$1,413	$1,383	$1,411	$1,386	$1,333	$5,432	$4,965
Interest expense	(326)	(322)	(323)	(320)	(317)	(1,270)	(1,181)
Net interest income	1,087	1,061	1,088	1,066	1,016	4,162	3,784
Provision for finance receivable losses	(610)	(465)	(542)	(488)	(511)	(1,999)	(1,981)
Net interest income after provision for finance receivable losses	477	596	546	578	505	2,163	1,803

Insurance	112	112	113	112	111	445	445
Investment	25	23	22	26	24	98	108
Gain on sales of finance receivables	16	16	14	17	17	64	23
Other	54	47	46	45	43	175	146
Total other revenues	207	198	195	200	195	782	722

Operating expenses	(439)	(437)	(443)	(427)	(415)	(1,687)	(1,554)
Insurance policy benefits and claims	(44)	(52)	(48)	(48)	(54)	(198)	(189)
Total other expenses	(483)	(489)	(491)	(475)	(469)	(1,885)	(1,743)

Adjusted pretax income (non-GAAP)	201	305	250	303	231	1,060	782

Income taxes *	(50)	(76)	(62)	(76)	(58)	(265)	(195)

Adjusted net income (non-GAAP)	$151	$229	$188	$227	$173	$795	$587

Weighted average number of diluted shares	115.8	117.3	118.3	119.4	119.4	119.3	120.1
C&I adjusted diluted EPS	$1.31	$1.95	$1.59	$1.90	$1.45	$6.66	$4.89

Note:	Quarters may not sum to fiscal year due to rounding.
*	Income taxes assume a 25% tax rate.

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT METRICS (UNAUDITED)

	Quarter Ended					Fiscal Year

(unaudited, $ in millions)	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	2025	2024

Net finance receivables - personal loans	$21,329	$20,918	$21,430	$21,225	$20,814	$21,430	$20,833
Net finance receivables - auto finance	2,684	2,562	2,487	2,431	2,335	2,487	2,122
Net finance receivables - consumer loans	24,013	23,480	23,917	23,656	23,149	23,917	22,955
Net finance receivables - credit cards	1,144	983	936	834	752	936	643
Net finance receivables	$25,157	$24,463	$24,853	$24,490	$23,901	$24,853	$23,598

Allowance for finance receivable losses	$2,925	$2,821	$2,868	$2,818	$2,758	$2,868	$2,710

Allowance ratio	11.63%	11.53%	11.54%	11.51%	11.54%	11.54%	11.48%

Net finance receivables	25,157	24,463	24,853	24,490	23,901	24,853	23,598
Finance receivables serviced for others	1,702	1,588	1,458	1,395	1,316	1,458	1,141
Managed receivables	$26,859	$26,051	$26,311	$25,885	$25,217	$26,311	$24,739

Average net finance receivables - personal loans	$21,063	$21,168	$21,404	$21,045	$20,637	$20,937	$20,301
Average net finance receivables - auto finance	2,621	2,515	2,462	2,390	2,278	2,324	1,662
Average net finance receivables - consumer loans	23,684	23,683	23,866	23,435	22,915	23,261	21,963
Average net finance receivables - credit cards	1,065	962	879	803	719	767	477
Average net receivables	24,749	24,645	24,745	24,238	23,634	24,028	22,440
Average receivables serviced for others	1,657	1,540	1,434	1,366	1,285	1,320	1,113
Average managed receivables	$26,406	$26,185	$26,179	$25,604	$24,919	$25,348	$23,553

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Amounts may not sum due to rounding.

OneMain Holdings, Inc.
CONSUMER & INSURANCE KEY METRICS (UNAUDITED) (Non-GAAP)

	Quarter Ended					Fiscal Year

(unaudited, in millions)	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	2025	2024

Adjusted pretax income (non-GAAP)	$201	$305	$250	$303	$231	$1,060	$782

Provision for finance receivable losses	610	465	542	488	511	1,999	1,981
Net charge-offs	(506)	(512)	(492)	(428)	(446)	(1,841)	(1,849)
Change in C&I allowance for finance receivable losses (non-GAAP)	104	(47)	50	60	65	158	132

Pretax capital generation (non-GAAP)	305	258	300	363	296	1,218	914

Capital generation, net of tax* (non-GAAP)	$229	$194	$225	$272	$222	$913	$685

C&I average net receivables	$24,749	$24,645	$24,745	$24,238	$23,634	$24,028	$22,440

Capital generation return on receivables (non-GAAP)	3.7%	3.2%	3.6%	4.5%	3.8%	3.8%	3.1%

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Amounts may not sum to fiscal year due to rounding.
*	Income taxes assume a 25% rate.

OneMain Holdings, Inc.
CONSUMER & INSURANCE CONSUMER LOANS METRICS (UNAUDITED)

	Quarter Ended					Fiscal Year

(unaudited, $ in millions)	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	2025	2024

Gross charge-offs	$572	$567	$540	$480	$496	$2,043	$2,080
Recoveries	(113)	(98)	(86)	(86)	(85)	(342)	(307)
Net charge-offs	$459	$469	$454	$394	$411	$1,701	$1,773

Gross charge-off ratio	9.70%	9.70%	8.98%	8.13%	8.68%	8.78%	9.34%
Recovery ratio	(1.92%)	(1.68%)	(1.42%)	(1.45%)	(1.49%)	(1.47%)	(1.39%)
Net charge-off ratio	7.77%	8.02%	7.56%	6.67%	7.19%	7.31%	7.94%

Average net receivables	$23,684	$23,683	$23,866	$23,435	$22,915	$23,261	$21,963
Yield	22.7%	22.5%	22.5%	22.6%	22.6%	22.5%	22.1%
Origination volume	$4,316	$3,104	$3,609	$3,889	$3,907	$14,427	$13,321

30+ delinquency	$1,241	$1,260	$1,399	$1,312	$1,197	$1,399	$1,322
90+ delinquency	$516	$594	$596	$556	$491	$596	$579
30-89 delinquency	$725	$666	$803	$756	$706	$803	$743

30+ delinquency ratio	5.17%	5.37%	5.85%	5.55%	5.17%	5.85%	5.76%
90+ delinquency ratio	2.15%	2.53%	2.49%	2.35%	2.12%	2.49%	2.52%
30-89 delinquency ratio	3.02%	2.84%	3.36%	3.20%	3.05%	3.36%	3.24%

Note:
Consumer & Insurance financial information is presented on a Segment Accounting Basis. Delinquency ratios are calculated as a percentage of C&I consumer loan net finance receivables. Amounts may not sum due to rounding.

Defined Terms
•Adjusted capital: adjusted tangible common equity plus allowance for finance receivable losses (ALLL), net of tax
•Adjusted tangible common equity (TCE): total shareholders’ equity less accumulated other comprehensive loss less goodwill less other intangible assets plus junior subordinated debt
•Auto finance: financing at the point of purchase through a network of auto dealerships
•Available cash and cash equivalents: cash and cash equivalents less cash and cash equivalents held at our regulated insurance subsidiaries or is unavailable for general corporate purposes
•Average total assets: average of monthly average total assets (total assets at the beginning and end of each month divided by two) in the period
•C&I adjusted diluted EPS: C&I adjusted net income (non-GAAP) / weighted average diluted shares
•Capital generation: C&I adjusted net income less change in C&I allowance for finance receivable losses, net of tax
•Capital generation return on receivables*: annualized capital generation / C&I average net receivables
•Consumer loans: personal loans and auto finance
•Finance receivables serviced for others: unpaid principal balance plus accrued interest of loans sold as part of our whole loan sale program plus auto finance loans originated by third parties.
•Gross charge-off ratio*: annualized gross charge-offs / average net receivables
•Managed receivables: C&I net finance receivables plus finance receivables serviced for our whole loan sale partners plus auto finance loans originated by third parties
•Net adjusted debt: long-term debt less junior subordinated debt less available cash and cash equivalents
•Net charge-off ratio*: annualized net charge-offs / average net receivables
•Net leverage: net adjusted debt / adjusted capital
•Opex ratio: annualized C&I operating expenses / average managed receivables
•Origination volume: loans originated during the period, including those originated and sold to our whole loan sale partners that we continue to service
•Other net revenue: other revenues less insurance policy benefits and claims expense
•Personal loans: loans secured by automobiles, other collateral or are unsecured and offered through our branch network, central operations, or digital platform
•Pretax capital generation: C&I pretax adjusted net income less change in C&I allowance for finance receivable losses
•Purchase volume: credit card purchase transactions plus cash advances less returns
•Return on assets (ROA): annualized net income / average total assets
•Return on receivables (C&I ROR): annualized C&I adjusted net income / C&I average net receivables
•Total revenue: C&I interest income plus C&I total other revenue
•Unencumbered receivables: unencumbered unpaid principal balance of consumer loans and credit cards. For precompute personal loans, unpaid principal balance is the gross contractual payments less the unaccreted balance of unearned finance charges. Credit card receivables include those in the trust that exceed the minimum for securing advances under credit card variable funding note facilities, which the Company can remove from the trust under the terms of such facilities, and exclude interest, fees, and closed accounts with balances

*	Fiscal year 2024 adjusted for policy alignment associated with the Foursight acquisition.

OneMain Holdings, Inc.

Investor Contact:
Peter R. Poillon, 212-359-2432
peter.poillon@omf.com

Media Contact:
Kelly Ogburn, 410-537-9028
kelly.ogburn@omf.com
Source: OneMain Holdings, Inc.